Exhibit 10.3

AMENDMENT NO. 1

TO

DISTRIBUTION TRUST AGREEMENT

This Amendment No. 1 (the “Amendment”) amends the Distribution Trust Agreement (the “Agreement” or “Trust Agreement”), dated as of March 12, 2018 by and among Mercantil Servicios Financieros, C.A., a Venezuela corporation (“MSF”), Mercantil Bank Holding Corporation, a Florida corporation (the “Company”) and TMI Trust Company, a Texas trust company, solely as trustee and not in its individual capacity (the “Trustee”), which established the Distribution Trust (the “Trust”). Upon execution and delivery, this Amendment shall be immediately effective.

The Company and MSF believe it is necessary and appropriate to amend the Trust and the Trust Agreement to preserve and protect the value of the Company Shares held in the Trust, and the value of the Distributed Shares to MSF shareholders upon and following the Distribution.

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. All references to “Subsidiary Shares” shall mean the 1,435,954 shares of Company Class A Stock and the 1,224,245 shares of Company Class B Stock to be held by MSF Subsidiaries immediately following the distribution and any other Company Shares that may be held by MSF Subsidiaries.

2. MSF, the Company and the MSF Subsidiaries have agreed that all MSF Subsidiaries’ rights, title and interest in and to the Subsidiary Shares shall be transferred to MSF immediately following such shares becoming Retained Shares following the Distribution, and shall, upon such transfer, continue to be held as Retained Shares solely on behalf of MSF hereunder. Following such transfers, all references in Section 5 of the Agreement to MSF Subsidiaries shall mean MSF.

3. The last sentence in Section 5(d) shall be amended to read in its entirety as follows:

“MSF or the MSF Representatives, and the Company shall jointly notify the Federal Reserve of such disposition.”

4. The words “or any MSF Representative” shall be added at the end of the first sentence of Section 5(e).

5. Existing Section 5(e) shall be amended to delete all references to “MSF Subsidiaries” and renumbered and moved to become new Section 5(h). New Section 5(e) is added and shall read in its entirety as follows:

“(e) In order to preserve and protect the value of the Distributed Shares and Retained Shares, all Retained Shares held at any time in the Trust or otherwise, and whether before or after the Distribution, shall ipso facto and automatically be contributed by MSF to the Company and held by the Trustee solely on behalf of, and for the benefit of, the Company, effective immediately prior to any Change in Control of MSF.

6. New Sections 5(f) and 5(g) are added, which shall read in their entirety as follows:

(f) Upon the occurrence of any Change in Control action or event described in Section 5(e) (a “Control Event”), the Company and any MSF Representatives then able to act, shall, as promptly as possible upon learning of such Control Event, notify the Trustee in writing and deliver Officer’s Certificates confirming their belief that a Control Event has occurred, and all Retained Shares ipso facto and automatically shall be held hereunder on behalf of and for the sole benefit of the Company effective immediately prior to the Control Event. If a Control Event has occurred upon or prior to the Trust Termination Date, and No Change in Control Certificate has been delivered timely to the Trustee as provided in Section 5(g), all Retained Shares shall be delivered to the Company as a contribution to the Company’s capital to preserve and protect the value of the Distributed Shares.”

(g) Within 60 days following a Control Event, a majority of MSF Representatives then able to act, which may be one or more MSF Representatives, and the Company’s Board of Directors, can determine that the earlier determination that a Control Event had occurred was a mistake, and the Company’s chief executive officer and such MSF Representative(s) shall deliver a joint Officer’s Certificate (a “No Control Event Certificate”) to the Trustee confirming that no Change in Control has occurred and is continuing, and that any prior determination of a Control Event is void ab initio. Upon delivery of such No Control Event Certificate to the Trustee, which shall confirm that the Federal Reserve has no objection thereto, all remaining Retained Shares will thereafter be held in the Trust for the benefit of MSF, provided the formerly Retained Shares would be Registrable Shares and are returned to and held by the Distribution Trust on behalf of MSF in accordance with the Distribution Trust Agreement, unless and until a subsequent Control Event occurs, whereupon Sections 5(e) and 5(f) shall be effective ipso facto and automatically immediately prior to such subsequent Control Event.

7. Section 6 shall be amended to read in its entirety as follows:

6.	Term of Trust.

(a) The Term shall commence on the Delivery Date, and shall terminate on the Trust Termination Date. The “Trust Termination Date” shall be the earliest of (i) the Distribution of all the Distributed Shares and the delivery to transferees from the Trust, which may include MSF or the Company, as provided in Section 5 above, of all the Retained Shares, together with all the other Trust assets, if any, pursuant to the applicable provisions of this Trust Agreement and (ii) the date following the Distribution Date when MSF is deemed by the Federal Reserve to not “control” the Company under Section 2(a)(2) of the BHC Act as a result of its Company Share ownership or otherwise, provided no Control Event has occurred or is continuing and the period for delivery of a No Control Event Certificate has expired without delivery of such Certificate. Otherwise, the Trust shall terminate no later than the Business Day immediately preceding the second anniversary of the Delivery Date, provided no Control Event has occurred and is continuing (the “Outside Date”). The Company and the MSF Representatives shall confirm the occurrence of such events in Officer’s Certificates delivered to the Trustee.

(b) Neither a Control Event nor a No Change in Control Certificate shall cause the Trust to terminate.

8. Section 8(b) shall be amended as to read in its entirety as follows:

(b) Any dividend declared and paid by the Company prior to the Delivery Date shall be paid and belong solely to MSF or its designee as long as MSF is the beneficiary of the Retained Shares, and shall not be property of the Trust or held by the Trustee. If any such dividend is received by the Trustee, the Trustee shall hold such funds in trust solely for the benefit of MSF or its designee and deliver such funds promptly as directed in writing by MSF, unless such delivery is prohibited or restricted by applicable Law or such dividend is payable after a Control Event has occurred and is continuing. If, as a result of any applicable Law, the Company cannot pay or deliver the dividend for such shares to MSF, it shall provide the Trustee with an Officer’s Certificate to such effect, and the Trust shall hold such amounts in trust in an account invested in short term U.S. Treasury or U.S. government agency securities as the Trustee is directed jointly in an Officer’s Certificate from the MSF Representative(s) and the Company. Absent any such direction, such amounts shall be held in an interest bearing money market deposit account with a U.S.

commercial bank having not less than $50 billion in capital. If, upon the Trust Termination Date, such amounts cannot be paid or delivered to MSF, Trustees shall return such amounts to the Company which shall hold such amounts in trust for the benefit of MSF, and shall, subject to applicable Law, pay such amounts to a former MSF subsidiary, as directed by a MSF Representative.

9. Section 8(g) shall be amended to read in its entirety as follows:

(g) Nothing herein, including Section 5, is intended to, or shall restrict the Company or any of its subsidiaries from, following the Distribution, approving, entering into or completing one or more mergers, consolidations, statutory or other share exchanges, stock splits, stock dividends, stock buybacks or repurchases, or other actions or transactions, including reclassifications or other changes, which affect the number or classes of Distributed Shares or Retained Shares after the Distribution, and/or which result in any Distributed Shares or Retained Shares being converted into the right solely to receive cash in respect of some or all Company Shares held (each, a “Reorganization Event”). The Company shall deliver promptly an Officer’s Certificate to the Trustee describing the Reorganization Event and specifying its effective time and any changes to the Distributed Shares and/or the Retained Shares, and showing the appropriate adjustments reflecting any Reorganization Events.

10. The following new Section 8(h) is added:

(h) In the event that the Company reduces the number of Company Class A Shares or Class B Shares (or any successor classes to Class A Shares or Class B Shares) or changes the classes of authorized Company Shares through one or more Reorganization Events, MSF shall sell to the Company at the same price paid by the Company for Company Shares in each Reorganization Event, such number of each class of Company Shares or shares, as will result in MSF holding not more than 19.9% of each class of Company Shares then outstanding. If, as a result of any applicable Law, the Company cannot pay or deliver the purchase price for such shares to MSF, it shall provide the Trustee with an Officer’s Certificate to such effect, and the Trust hold such purchase amounts in trust in an account invested in short term U.S. Treasury or U.S. government agency securities as directed jointly in an Officer’s Certificate from the MSF Representative(s) and the Company delivered to the Trustee. If, upon the Trust Termination Date, such amounts cannot be paid or delivered to MSF, the Trustee shall return such amounts to the Company, which shall hold such amounts in trust for the benefit of MSF, and shall, subject to applicable Law, pay such amounts to a former MSF subsidiary, as directed by the MSF Representative(s).

11. A new paragraph is added at the end of Section 11, which shall read as follows:

“The Trustee shall not be responsible for any investment decisions or results (including losses) with respect to funds invested hereunder, and MSF and the Company shall be solely responsible for such matters. The Trustee shall not be responsible for or make any payments that are inconsistent with applicable Law.”

12. Section 14 is amended to read in its entirety as follows:

14. Other Terms Applicable to Trustee and Certain Defined Terms. Certain terms used herein shall have the respective meanings provided in Exhibit 2. Exhibits 1 and 2 are incorporated by reference herein, and shall be a part of this Agreement as if fully set forth herein.

13. New Exhibit 2 is added and shall read in its entirety as shown on the attached.

Except as amended above by this Amendment, the Trust and the Agreement shall remain in full force and effect unmodified hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Trust Agreement to be executed as of June 12, 2018 under seal by their respective duly authorized officers as of the date first above written.

MERCANTIL SERVICIOS FINANCIEROS, C.A.

By:	/s/ Luis Alberto Fernandes
Name:	Luis Alberto Fernandes
Title:	General Counsel

MERCANTIL BANK HOLDING CORPORATION

By:	/s/ Millar Wilson
Name:	Millar Wilson
Title:	Vice Chairman and CEO

TMI TRUST COMPANY, solely as trustee and not individually

By:	/s/ Kathy E. Knapp
Name:	Kathy E. Knapp
Title:	Vice President

EXHIBIT 2

Certain Defined Terms

“Control,” including the terms “controlling,” “controlled” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person, or the power to appoint or remove directors, whether through the ownership of voting securities, or otherwise, and as such terms are used in the Bank Holding Company Act of 1956 (the “BHC Act”), the Change in Bank Control Act of 1978 (the “Change in Control Act”), or U.S. federal securities Laws.

“Change in Control” means, with respect to a Person, any change in Control for any purposes, including generally under the BHC Act, Change in Control Act, and/or United States federal securities Laws (regardless of whether the BHC Act, Change in Control Act or such securities law would apply to the Person taking Control or to any transaction, event or action); and shall also include (i) any takeover, acquisition, merger, consolidation, statutory or other share exchange, receivership, bankruptcy, conservatorship or transaction, event or action of any kind, including the removal, replacement, detention, incarceration, or diminution or limitation of any kind upon the duties, authority or discretion of, any one or more of such Person’s executive officers or directors or the board of directors or any committee thereof, (ii) any other action by any Governmental Authority, including any attempts to Control any Person, directly or indirectly, or any taking, directly or indirectly, by any Governmental Authority, of any interest in Company Shares directly or indirectly held of record or beneficially by MSF, and/or (iii) the adoption or enforcement of any Law, which has the same or similar effects, regardless of the form or duration of such transactions, actions or events and whether or not such transactions, events, actions or Laws are specific to MSF, and/or other financial institutions, or are more general in nature or effect.

“Governmental Authority” means any applicable executive, legislative, judicial or other governmental, quasi-governmental, civil or military, regulatory or self-regulatory authority, agency, department, board, commission, political subdivision or instrumentality, whether federal, state, local or foreign, and any Person exercising or asserting, directly or indirectly, the powers of any of the foregoing, and any Person owned or controlled by, or acting for or on behalf of any of the foregoing.

“Law” means any federal, state, local or foreign law (including common law), statute, code, rule, regulation, ordinance, order or other published requirement enacted, promulgated, issued or adopted by a Governmental Authority.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

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